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                                                                    EXHIBIT 11.1
                                PROGENITOR, INC.
                          (A Development Stage Company)
                   Statement of Computation of Per Share Loss


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
                                                                         YEAR ENDED SEPTEMBER 30,
                                                         --------------------------------------------------------
                                                             1997                  1996                  1995
                                                         ------------          ------------          ------------
Net loss                                                 $ 30,282,543          $ (5,483,804)         $ (2,875,467)
Preferred stock dividend                                  (12,283,481)
                                                         ------------          ------------          ------------
Net loss attributable to common stockholders             $ 42,566,024          $ (5,483,804)         $ (2,875,467)
                                                         ============          ============          ============
Weighted average number of shares outstanding:
Weighted average shares outstanding, beginning
of year                                                     2,885,904             2,789,271             2,818,668
Add: Common and common share equivalents issued
     at prices below the anticipated Offering
     price during the last 12 months immediately
     preceding the filing date of the Offering                 16,383                32,765                32,765
Add: Weighted average common shares issued
     (repurchased) during year                              1,431,097                41,174               (40,580)
                                                         ------------          ------------          ------------
Weighted average number of shares outstanding
    used in computing net loss per share                    4,333,384             2,863,210             2,810,853
                                                         ============          ============          ============

Net loss per share                                       $      (9.82)         $      (1.92)         $      (1.02)
                                                         ============          ============          ============
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